UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2010

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2010 Incentive Plan

On February 11, 2010, the Compensation Committee of the Board of Directors of Equinix, Inc. (“Equinix”) approved the Equinix 2010 Incentive Plan (the “2010 Plan”) for eligible employees of Equinix, including executive officers, for the fiscal year ending December 31, 2010.

Under the 2010 Plan, an annual target bonus amount has been assigned to each executive officer and may be modified from time to time thereafter. The annual target bonus amounts under the 2010 Plan range from 55-100% of each executive’s base salary, depending on the executive’s position. The actual annual bonus is determined on the basis of Equinix’s performance against an EBITDA goal, as set forth in the Board of Directors-approved operating plan, adjusted from time to time throughout the plan year. The EBITDA goal will exclude the impact of one-time events affecting the operating plan, such as expansion projects or acquisitions not contemplated in the operating plan, and will exclude the impact of fluctuations in foreign currencies against the foreign currency rates applied in the operating plan. 100% of the 2010 Plan will be funded if the EBITDA target is met. For every 1% below operating plan for EBITDA, the bonus shall be reduced by 20%. No bonuses will be paid if EBITDA is 95% or less than the operating plan target. In addition, at its discretion the Compensation Committee may reduce or eliminate the actual award that otherwise would be payable should economic conditions warrant it.

Amendment to International Assignment Letter

On February 17, 2010, Equinix Operating Co., Inc. (“Op Co”), a wholly-owned subsidiary of Equinix, and Eric Schwartz, Equinix’s President, Equinix Europe, executed an amendment (the “Amendment”) to the international assignment letter dated April 15, 2008, as amended on December 19, 2008, by and between Op Co and Mr. Schwartz. The Amendment extends the term of the international assignment an additional two years, to August 1, 2012, on substantially the same terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: February 17, 2010	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer

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